Filed Pursuant to Rule 433 Registration

Statement No. 333-256031

Term Sheet dated November 21, 2022

supplementing the Preliminary Prospectus

Supplement dated November 21, 2022

Final Term Sheet

ArcelorMittal

$1,200,000,000 6.550% Notes due 2027

This final term sheet dated November 21, 2022, relates only to the securities described below and should be read together with the preliminary prospectus supplement dated November 21, 2022, and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security Description:	6.550% Notes due 2027

Size:	$1,200,000,000

Price:	99.908% of face amount

Maturity Date:	November 29, 2027, unless earlier redeemed

Coupon:	6.550% per annum

Yield to Maturity:	6.572%

Benchmark Treasury:	UST 4.125% due October 31, 2027

Benchmark Treasury Price and Yield:	100-14+; 4.022%

Spread to Benchmark Treasury:	T+255 bps

Interest Payment Dates:	May 29 and November 29, commencing May 29, 2023

Total Net Proceeds Before Expenses:	The net proceeds of the Notes offering, after deduction of the underwriting discount of approximately $4,200,000, amount to approximately $1,194,696,000.

Use of Proceeds:	ArcelorMittal intends to use the net proceeds of this offering for general corporate purposes. In addition, following the closing of this offering, commitments which remain available under the Bridge Facility Agreement related to the financing of the intended acquisition of Companhia Siderúrgica do Pecém will, in accordance with the terms thereof, be cancelled in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled.

Change of Control:	101%

Make-whole Spread:	T+40 bps

Par Call Date:	October 29, 2027

Trade Date:	November 21, 2022

Settlement Date:	T+5; November 29, 2022

CUSIP:	03938LBE3

ISIN:	US03938LBE39

Denominations/Multiple:	$2,000 x $1,000

Expected Security Ratings*:	Baa3 (stable) / BBB- (stable) (Moody’s/S&P)

Underwriters:

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc

UniCredit Capital Markets LLC

Filed Pursuant to Rule 433 Registration

Statement No. 333-256031

Term Sheet dated November 21, 2022

supplementing the Preliminary Prospectus

Supplement dated November 21, 2022

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC by calling collect at 1-212-834-4533; BofA Securities, Inc. by calling 1-800-294-1322; Citigroup Global Markets Inc. by calling toll-free: 1-800-831-9146; or Mizuho Securities USA LLC by calling 1-866-271-7403.

MiFID II professionals/ECPs-only/No PRIIPs KID—Manufacturer Target Market (MiFID II Product Governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA.

The underwriters expect to deliver the Notes on or about November 29, 2022, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Exchange Act) following the date of pricing of the notes (this settlement cycle is being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed Pursuant to Rule 433 Registration

Statement No. 333-256031

Term Sheet dated November 21, 2022

supplementing the Preliminary Prospectus

Supplement dated November 21, 2022

Final Term Sheet

ArcelorMittal

$1,000,000,000 6.800% Notes due 2032

This final term sheet dated November 21, 2022, relates only to the securities described below and should be read together with the preliminary prospectus supplement dated November 21, 2022, and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security Description:	6.800% Notes due 2032

Size:	$1,000,000,000

Price:	99.371% of face amount

Maturity Date:	November 29, 2032, unless earlier redeemed

Coupon:	6.800% per annum

Yield to Maturity:	6.888%

Benchmark Treasury:	UST 4.125% due November 15, 2032

Benchmark Treasury Price and Yield:	102-11+; 3.838%

Spread to Benchmark Treasury:	T+305 bps

Interest Payment Dates:	May 29 and November 29, commencing May 29, 2023

Total Net Proceeds Before Expenses:	The net proceeds of the Notes offering, after deduction of the underwriting discount of approximately $4,500,000, amount to approximately $989,210,000.

Use of Proceeds:	ArcelorMittal intends to use the net proceeds of this offering for general corporate purposes. In addition, following the closing of this offering, commitments which remain available under the Bridge Facility Agreement related to the financing of the intended acquisition of Companhia Siderúrgica do Pecém will, in accordance with the terms thereof, be cancelled in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled.

Change of Control:	101%

Make-whole Spread:	T+50 bps

Par Call Date:	August 29, 2032

Trade Date:	November 21, 2022

Settlement Date:	T+5; November 29, 2022

CUSIP:	03938LBF0

ISIN:	US03938LBF04

Denominations/Multiple:	$2,000 x $1,000

Expected Security Ratings*:	Baa3 (stable) / BBB- (stable) (Moody’s/S&P)

Underwriters:

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc

UniCredit Capital Markets LLC

Filed Pursuant to Rule 433 Registration

Statement No. 333-256031

Term Sheet dated November 21, 2022

supplementing the Preliminary Prospectus

Supplement dated November 21, 2022

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC by calling collect at (212) 834-4533; BofA Securities, Inc. by calling 1-800-294-1322; Citigroup Global Markets Inc. by calling toll-free: 1-800-831-9146; or Mizuho Securities USA LLC by calling 1-866-271-7403.

MiFID II professionals/ECPs-only/No PRIIPs KID—Manufacturer Target Market (MiFID II Product Governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA.

The underwriters expect to deliver the Notes on or about November 29, 2022, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Exchange Act) following the date of pricing of the notes (this settlement cycle is being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

4